Exhibit 107

Calculation of Filing Fee Tables

Form SF-3

(Form Type)

Nomura Commercial Asset Depositor Company LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	Commercial Mortgage Pass-Through Certificates	Rule 457(s)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities								(1)
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							(1)

(1)	The registrant is registering an unspecified amount of mortgage-backed securities as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such mortgage-backed securities in accordance with Rule 456(c) and Rule 457(s) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.